CONSENT STATEMENT


This Statement confirms that the undersigned, George Hirsch, has authorized and designated each of David Talbot, Elizabeth Hambrecht, and Conrad Lowry, individually, to execute and to file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Salon Media Group, Inc. The authority of each of David Talbot, Elizabeth Hambrecht, and Conrad Lowry, individually, under this Statement shall continue until June 30, 2005 unless the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Salon Media Group. The undersigned acknowledges that each of David Talbot, Elizabeth Hambrecht, and Conrad Lowry, individually, is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



Date: May 25, 2004                             By: /s/ George Hirsch
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                                                       George Hirsch